Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-38025, 333-65051, 333-86649, 333-84720, 333-91464, 333-116467, 333-136425, 333-154715, 333-159877, 333-167197, 333-176211, 333-182931, 333-192089, 333-200032, 333-207866, 333-212242, 333-218902, 333-225874, 333-232431, 333-244390, 333-258980, 333-267002, and 333-275317) of Harmonic, Inc. of our reports dated February 16, 2024, with respect to the consolidated financial statements of Harmonic, Inc. and the effectiveness of internal control over financial reporting of Harmonic, Inc. included in this Annual Report (Form 10-K) of Harmonic, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
San Jose, California
February 16, 2024